Exhibit 99.1

New Mountain Finance Corporation Closes Private Offering of $115 Million of 5.00% Unsecured Senior Convertible Notes Due June 2019

New York, NY — 06/03/2014 — New Mountain Finance Corporation (the “Company”) (NYSE: NMFC) announced today that it has closed a private placement of $115 million in aggregate principal amount of 5.00% Senior Convertible Notes Due 2019 (the “Notes”), including $15 million in aggregate principal amount of Notes that were issued pursuant to the full exercise of the option granted to the initial purchasers to purchase additional Notes.

The Notes are convertible into shares of the Company’s common stock based on an initial conversion rate of 62.7746 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $15.93 per share of common stock, representing a 12.50% conversion premium over the last reported sale price of the Company’s common stock on May 28, 2014, which was $14.16 per share. The conversion price for the Notes will not be reduced for quarterly cash dividends paid to holders of common shares at or below the rate of $0.34 per share, subject to anti-dilution and other adjustments.

The Notes mature on June 15, 2019, unless previously converted in accordance with their terms. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2014. The Notes are the general unsecured obligations of the Company, rank equally in right of payment with the Company’s existing and future senior unsecured debt, and rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

The Company intends to use the net proceeds from the sale of the Notes to repay outstanding indebtedness under the credit facilities of its direct and indirect wholly-owned subsidiaries and for other general corporate purposes, including working capital purposes.  However, through reborrowing under such credit facilities, the Company intends to make new investments in accordance with its investment objective and strategies. The Notes have no restrictions related to the type and security of assets in which the Company might invest.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Notes were offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About New Mountain Finance Corporation

The Company is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

SOURCE: New Mountain Finance Corporation

New Mountain Finance Corporation

David Cordova, Chief Financial Officer

212-220-3546